As filed with the Securities and Exchange Commission February 14, 1997
                                                Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933


                              AEROFLEX INCORPORATED
             (Exact name of registrant as specified in its charter)

              Delaware                                11-1974412
    (State or other jurisdiction of        I.R.S. Employer Identification No.)
    incorporation or organization)

         35 South Service Road                   Michael Gorin, President
         Plainview, New York 11803               Aeroflex Incorporated
         (516) 694-6700                          35 South Service Road
 (Address, including zip code and telephone      Plainview, New York 11803
  number, including area code, of registrant's   (516) 694-6700
           principal executive offices)          (Name address and telephone
                                                  number, including area code,
                                                  of agent for service)

                                     Copy to:
                        David H. Lieberman, Esq.
                        Blau, Kramer, Wactlar & Lieberman, P.C.
                        100 Jericho Quadrangle
                        Jericho, New York  11753
                        (516) 822-4820

    Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box .

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box .

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:


                                              CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Title of Each Class of
Securities                Amount to be    Proposed Maximum Offering   Proposed Maximum              Amount of
to be Registered          Registered      Price Per Share (1)         Aggregate Offering Price (1)  Registration Fee
---------------------------------------------------------------------------------------------------------------------------

Common Stock, par value    275,000 shs.        $4.38                      $1,204,500                $365
$.10 per share, reserved
for issuance upon the
exercise of Options to
Purchase Common Stock (2)
---------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee, based on the closing price of the Common Stock reported in the consolidated reporting system on February 12, 1997.
(2) Pursuant to Rule 416, this Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of such Options.
---------------------------------------------------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              AEROFLEX INCORPORATED

                              Cross Reference Sheet

  Showing location in Prospectus of Information Required by Items on Form S-3

Item No.    Prospectus Caption

   1.       Forepart of the Registration             Outside Front Cover
            Statement and Outside Front Cover Page   Page of Prospectus
            of Prospectus

   2.       Inside Front and Outside Back Cover      Inside Front and Outside
            Pages of Prospectus                      Back Cover Pages of
                                                     Prospectus

   3.       Summary Information, Risk Factors and           *
            Ratio of Earnings to Fixed Charges

   4.       Use of Proceeds                          Use of Proceeds

   5.       Determination of Offering Price          Outside Front Cover Page;
                                                     Selling Securityholders

   6.       Dilution                                        *

   7.       Selling Security Holders                 Selling Securityholders

   8.       Plan of Distribution                     Outside Front Cover Page;
                                                     Plan of Distribution

   9.       Description of Securities to be                *
            Registered

  10.       Interests of Named Experts and Counsel   Legal Opinion;
                                                     Experts

  11.       Material Changes                               *

  12.       Incorporation of Certain Information     Incorporation of
            by Reference                             Certain Documents
                                                     By Reference

  13.       Disclosure of Commission Position on           *
            Indemnification for Securities Act
            Liabilities

_______
*Omitted since answer to item is negative or inapplicable

INFORMATION CONTAINED HEREIN IS SUBJECTED TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATED TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                            Dated February 14, 1997

                              AEROFLEX INCORPORATED

                         275,000 Shares of Common Stock,
                                 $.10 par value



        The 275,000 shares of Common Stock par value $.10 per share (the "Shares") underlying Options to purchase Common Stock of Aeroflex Incorporated (the "Company") being covered by this Prospectus are being offered for sale from time to time by or for the account of the Selling Securityholders. See "Selling Securityholders". The Shares may be offered by the Selling Securityholders from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchaser of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders" and "Plan of Distribution."

            None of the proceeds from the sale of the Shares by the Selling Securityholders will be received by the Company. The Company will bear the expenses in connection with the offering, including filing fees and the Company's legal and accounting fees, estimated at $7,500.

            The Company's Common Stock is traded on the New York Stock Exchange (NYSE Symbol: ARX). On February 12, 1997, the last reported sale price of the Company's Common Stock as reported by the New York Stock Exchange was $4.38 per share.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is February ___, 1997.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto. For further information with respect to the Company and the shares of Common Stock offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, and from the Securities and Exchange Commission's Web site at the address http://www.sec.gov. In addition, the Company's Common Stock is listed on the New York Stock Exchange, and copies of the foregoing materials and other information concerning the Company can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission (File No. 1-8037) pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.
     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.
     (3) The description of the class of securities to be offered which is contained in Registration Statements filed under Section 12 of the Securities and Exchange Act of 1934 (File No. 1-08037), including any amendments or reports filed for the purpose of updating such descriptions.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (except for exhibits thereto unless specifically incorporated by reference therein).
Requests for such copies should be directed to the Secretary, Aeroflex Incorporated, 35 South Service Road, Plainview, New York 11803, (516) 694-6700.

                                   THE COMPANY


     Aeroflex Incorporated, through its subsidiaries (collectively, unless the context requires otherwise, referred to as the "Company" or "Aeroflex") designs and manufactures advanced electronic systems and components, including microelectronic circuits and interconnect products, instrument products and motion control systems, for both the commercial and defense markets. It also designs and manufactures shock and vibration stabilizing systems used for commercial, industrial and defense applications. Aeroflex also provides defense consulting services involving systems analysis, design and engineering primarily to government contractors and the U.S. Armed Forces. Operations are grouped into two segments: electronics and isolator products.

     As of June 30, 1996, the Company has accounted for certain segments, namely commercial and custom envelopes (Huxley Envelope Corp.) and telecommunication systems services (T-CAS Corp.) as discontinued operations. The following description of the Company's business does not include these discontinued operations.

Electronics

     Since 1961, the Company has been engaged in the design, development and production of stabilization tracking devices and systems. These are dynamically positioned pedestals on or in moving vehicles such as trucks, ships and aircraft, upon which tracking equipment, such as radar antenna, is mounted. The pedestal, through the continuous balancing action of gyroscopes and servo-mechanical stabilizers operating in all three dimensions, enables the mounted equipment to remain almost perfectly balanced and motionless. The equipment can then automatically track or focus on a target as accurately as if it were on solid ground despite the motion of the vehicle. The Company's stabilization and tracking devices are a part of major surveillance, reconnaissance and weapon firing control systems and play an important role in high altitude aircraft as well as in other aircraft, ships and ground vehicles which require precise, highly stable mounting for cameras, antennae and lasers.

     Since 1974, the Company has been engaged in the design, manufacture and sale of state-of-the-art microelectronic assemblies for the electronics industry. In January 1994, the Company acquired substantially all of the net operating assets of the microelectronics division of Marconi Circuit Technology Corporation, which manufactures a wide variety of microelectronic assemblies. This acquisition increased the range of products offered and enhanced the Company's engineering capability.

     Since 1975, the Company has been engaged in the development and manufacture of electro-optical scanning devices used in infra-red night vision systems. These systems detect temperature differences in the infra-red radiation emanating from objects in target areas.

     In November 1989, the Company acquired Comstron Corporation which is now an operating division of Aeroflex Laboratories Incorporated, a wholly-owned subsidiary of Aeroflex. Comstron is a leader in radio frequency and microwave technology used in the manufacture of fast switching frequency synthesizers and components. Building on technology acquired from Comstron, Aeroflex develops and manufactures complex communications and guidance systems and subsystems including HF, VHF and UHF receivers, communications jammer emulators, weather radar receivers, up/down converters, frequency agile radar local oscillators and low phase noise frequency sources. It has developed a phase shifter for the U.S. Air Force's mid-life upgrade F-16 Identification Friend or Foe (IFF) system and a tunable solid state local oscillator for the U.S. Navy MK-92 fire control radar.

     In January 1995, the Company acquired Lintek Inc. as a wholly owned subsidiary of Aeroflex. Aeroflex Lintek Corp. , the successor to Lintek, Inc., is a leader in high speed instrumentation radar systems and antenna measurement systems. These systems are used by the Department of Defense and by industry. Lintek Inc. was incorporated in 1988 for the purpose of developing and selling instrumentation radar systems, and currently has systems in place with many of the large aerospace companies and with major government laboratories.

     In March 1996, the Company acquired MIC Technology Corporation which designs, develops, manufactures and markets microelectronics products in the form of passive thin film circuits and interconnects. Its advanced circuit and interconnect technology is emerging as a key enabling technology for miniaturized, high frequency, high performance electronic products for rapidly growing markets like cellular telephones, personal communication service devices
(PCS) and microwave data links. It continues to be an essential technology in satellite based communication hardware and leading edge military electronic products.

Isolator Products

     Since 1961, the Company has been engaged in the design, development, manufacture and sale of severe service shock and vibration isolation systems. These devices consist of helically-wound steel wire rope contained between rugged metal retainer bars, and are used to store and dissipate potentially destructive vibration and shock. The purchasers of helical isolators are manufacturers or users of equipment sensitive to shock and vibration who need to reduce shock/vibration to levels compatible with equipment fragility to extend the useful life of this equipment. Isolators are also used to prevent vibrations in equipment from causing disturbances to surrounding equipment, structures and configurations. They are manufactured in a variety of materials and with special anti-corrosion coatings according to each customer's specifications. In addition, a line of isolated systems evolved in response to the custom requirements of customers. Systems capability includes integrated avionics trays and bases, skids and pallets.

     In October 1983, the Company acquired Vibration Mountings and Controls, Inc., which manufactures a line of off-the-shelf noise, shock, vibration and structure borne noise control devices. These rubber and spring isolators, which are manufactured in a wide variety of sizes, load ratings and configurations, are used primarily in commercial applications to protect heavy rotating equipment, heating, ventilating and air conditioning equipment, and diesel engines. In December 1986, the Company acquired the operating assets of Korfund Dynamics Corporation , a manufacturer of an industrial line of heavy duty spring and rubber shock mounts.

     The Company's executive offices are located at 35 South Service Road, Plainview, New York 11803, and its telephone number is (516) 694-6700.

                             SELECTED FINANCIAL DATA

     The following selected financial data is qualified by reference to, and should be read in conjunction with, the consolidated financial statements, related notes thereto and other financial information incorporated by reference herein. The selected financial data for the six months ended December 31, 1996 and 1995 have been derived from the Company's unaudited consolidated financial statements. The selected financial data for the five years ended June 30, 1996 have been derived from the Company's audited consolidated financial statements.

(In thousands except ratios and per share data)
                                       Six Months Ended
                                         December 31,                                 Year ended June 30,
                                      1996       1995           1996           1995          1994          1993         1992
                                      ----       ----           ----            ----         ----          ----         ----
                                  (Unaudited) (Unaudited)
Earnings Statement Data (7)
Net Sales                           $41,975      $28,344      $ 74,367         $71,113       $65,602      $52,031      $48,109
Income from Continuing Operations     1,544        1,605       (17,420)(1)(2)    6,587(4)(5)   5,850(6)     1,736          227
Income from
  Discontinued Operations              --           --            --               462           187          500          635
Extraordinary Item-Tax Benefit
  of Loss Carryovers (8)               --           --            --              --            --           --            143
Net Income (Loss)                     1,544        1,605       (17,420)          7,049         6,037(6)     2,236        1,005
Income (Loss) from Continuing
  Operations Per Common Share
  and Common Share Equivalent
      Primary                          $.12         $.13       $ (1.46)(1)(2)    $ .53(4)(5)   $ .55(6)      $.20         $.03
      Fully Diluted                     .12          .13          --   (3)         .52(4)(5)     .50(6)       .19          .03
Net Income (Loss) Per Common
  Share and Common Share Equivalent
      Primary                           .12          .13         (1.46)            .57           .57          .26          .12
      Fully Diluted                     .12          .13          --   (3)         .55           .51          .24          .12
Weighted Average Number of
  Common Shares and Common
  Share Equivalents Outstanding
      Primary                        13,276       12,671        11,971          12,352        10,526        8,757        8,661
      Fully Diluted                  15,120       14,459          --   (3)      14,249        12,401       10,920        8,661


                                         December 31,                                       June 30,
                                      1996       1995           1996           1995          1994          1993         1992
                                      ----       ----           ----           ----          ----          ----         ----
Balance Sheet Data
Working Capital                     $23,573      $34,722       $24,736         $31,533       $28,572      $14,982      $15,751
Total Assets                         77,746       70,576        81,169          71,936        71,016       60,185       62,473
Long-Term Debt
  (including current portion)        30,404       12,053        34,577          13,787        18,408       21,871       28,098
Stockholders' Equity                 32,542       48,318        30,472          46,344        39,571       27,208       25,025
Other Statistics (8)
After Tax Profit Margin (Loss)
  (from continuing operations)         3.7%         5.6%         (23.4)%(1)(2)    9.3%(4)(5)    8.9%(6)      3.3%         0.5%
Return on Average Stockholders'
  Equity (from continuing
  operations)                          4.9%         3.4%         (45.4)%(1)(2)   15.3%(4)(5)   17.5%(6)      6.6%         0.9%
Stockholders' Equity
  Per Share (9)                       $2.61        $4.07        $ 2.49           $3.95         $3.37        $3.14        $2.87
----------

(1) Includes $23,200,000 ($1.94 per share) for the year ended June 30, 1996, for the write-off of in-process research and development acquired in connection with the purchase of MIC Technology Corporation in March 1996.
(2) Includes a $437,000 net of tax, or $.04 per share gain on the sale of securities for the year ended June 30, 1996.
(3) As a result of the loss, all options, warrants and convertible debentures are anti-dilutive.
(4) Includes $2,000,000 ($.14 per share fully diluted and $.16 primary) of insurance proceeds received on the death of the former chairman.
(5) Includes a $1,494,000 net of tax restructuring charge ($.10 per share fully diluted and $.12 primary) for the consolidation of the Company's Puerto Rican operations into its domestic facilities.
(6) Includes income tax benefit of $1,716,000, or $.14 per share ($.16 per share primary), relating to the recognition of a portion of the Company's unrealized net operating loss carry forward in accordance with Statement of Financial Accounting
    Standards No. 109.
(7) See Note 4 to the Consolidated Financial Statements for a discussion of discontinued operations.
(8) In fiscal 1997, 1996, 1995, 1994, and 1993 the tax benefit from prior years' loss carry forwards was presented as a part of the provision for income taxes; in 1992 it was presented as an extraordinary item.
(9) Calculated by dividing stockholders' equity, at the end of the period, by the number of shares outstanding at the end of the period.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from this offering.

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the New York Stock Exchange under the symbol ARX. The following table sets forth the high and low closing sales prices of the Common Stock as reported by the National Quotation Bureau Incorporated for the calendar periods indicated. See "Dividend Policy". As of February 12, 1997, there were approximately 1,270 record holders of the Company's Common Stock.

                                                    Common Stock
                                                 High            Low
                                                 ----            ----
1994
First Quarter. . . . . . . . . . . . . .       $ 5.00          $ 3.75
Second Quarter . . . . . . . . . . . . .         4.75            3.63
Third Quarter. . . . . . . . . . . . . .         4.13            3.63
Fourth Quarter . . . . . . . . . . . . .         4.00            3.50

1995
First Quarter. . . . . . . . . . . . . .       $ 4.38          $ 3.50
Second Quarter . . . . . . . . . . . . .         4.88            3.63
Third Quarter  . . . . . . . . . . . . .         5.63            4.25
Fourth Quarter . . . . . . . . . . . . .         5.00            3.88

1996
First Quarter. . . . . . . . . . . . . .       $ 5.13          $ 3.50
Second Quarter . . . . . . . . . . . . .         6.63            4.38
Third Quarter. . . . . . . . . . . . . .         6.13            4.63
Fourth Quarter . . . . . . . . . . . . .         4.75            4.13

1997

First Quarter (through February 12, 1997)      $ 4.88          $ 4.13

                                 DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Stock. There have been no stock dividends declared or paid by the Company on its Common Stock during the past three years. Payment of future dividends, if any, will be dependent upon the earnings and financial position of the Company and such factors as the Board of Directors shall deem appropriate. In addition, the Company's Revolving Credit and Term Loan Agreement, as amended, prohibits, and its 7-1/2% Senior Subordinated Convertible Debenture Indenture Agreement limits, it from paying cash dividends.

      COMPENSATION/STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is generally determined by the Compensation/Stock Option Committee of the Board of Directors, subject to applicable employment agreements. Each member of the Compensation/Stock Option Committee is a director who is not an employee of the Company or any of its affiliates. The following report with respect to certain compensation paid or awarded to the Company's executive officers during fiscal 1996 is furnished by the directors who comprised the Compensation/Stock Option Committee during fiscal 1996.

General Policies

     The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase shareholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company's businesses. To attain these objectives, the Company's executive compensation program includes a competitive base salary, cash incentive bonuses and stock-based compensation.

     Stock options are granted to employees, including the Company's executive officers, by the Compensation/Stock Option Committee under the Company's option plans. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to the market value of Common Stock on the date of grant. Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon the level of that officer's responsibility. The largest grants are awarded to the most senior officers who, in the view of the Compensation/Stock Option Committee, have the greatest potential impact on the Company's profitability and growth. Previous grants of stock options are reviewed but are not considered the most important factor in determining the size of any executive's stock option award in a particular year.

     From time to time, the Compensation/Stock Option Committee may utilize the services of independent consultants to perform analyses and to make recommendations to the Committee relative to executive compensation matters. No compensation consultant is paid on a retainer basis.

Relationship of Compensation to Performance and Compensation of Chief Executive Officer

     The Compensation/Stock Option Committee annually establishes, subject to the approval of the Board of Directors and any applicable employment agreements, the salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Compensation/Stock Option Committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock plans maintained by the Company, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance.

     For fiscal 1996, pursuant to the terms of his employment agreement with the Company, the Company's Chairman received a base salary and additional compensation. The Compensation/Stock Option Committee also recommended the issuance, and the Chairman received, options to purchase 175,000 shares of Common Stock at $3.75 per share.

                     The Compensation Committee:

                     Robert Bradley, Sr.
                     Milton Brenner
                     Jerome Fox
                     John S. Patton

Compliance with Section 16(a) of the Securities Exchange Act

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC and NYSE. Based solely upon the Company's review of the copies of the forms it has received, the Company believes that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal 1996.

                            COMMON STOCK PERFORMANCE

     The following graph provides a comparison of cumulative stockholder return among the Company, Standard and Poors' 500 companies and Standard and Poors' electronics (instrumentation) companies from June 1991 to August 1996:


                                   6/91    6/92    6/93    6/94    6/95    6/96    8/96

AEROFLEX INCORPORATED               100     108     150     267     317     408     342
S & P 500                           100     113     129     131     165     208     203
S & P Electronics (Instrumentation) 100     131     157     148     288     327     317



                            SELLING SECURITY HOLDERS

  The Shares being offered by this Prospectus are for the account of the following Selling Securityholders in the amounts set forth below:


                              Number of     Number of     Number of
                              Shares        Shares        Shares Owned
     Securityholder           Owned (1)     Offered       After Offering
     --------------           ------------  -----------   ---------------

     Brian J. Mitchell         85,000        85,000            0
     David F. Chapman          60,000        60,000            0
     Malcom D. Hill            60,000        60,000            0
     Kevin A. Callery          10,000        10,000            0
     Michael K. Barna          10,000        10,000            0
     Mark M. Doherty           10,000        10,000            0
     John A. Harcrow           10,000        10,000            0
     Phil G. Foster            10,000        10,000            0
     Mark Gannon                2,500         2,500            0
     Ronald S. Miller           2,500         2,500            0
     Patricia Clemens           2,500         2,500            0
     Thomas Lavalee             2,500         2,500            0
     Valerie Sbarra             2,500         2,500            0
     Vito Tanzi                 2,500         2,500            0
     Anthony Cicero             2,500         2,500            0
     Dana C. MacIver            2,500         2,500            0


(1) Represents an aggregate of 275,000 shares of Common Stock issuable upon exercise of Options to Purchase Common Stock (the "Options") issued by the Company in March 1996. All of these Options are exercisable for shares of Common Stock of the Company at a current exercise price of $4.00 per share.

                              PLAN OF DISTRIBUTION

   The Shares are traded on the New York Stock Exchange under the symbol ARX. The Shares may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities.

     At the time a particular offer of securities is made by or on behalf of the Selling Securityholders, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

                                  LEGAL OPINION

     Certain legal matters in connection with this offering will be passed upon for the Company by Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York 11753. Harvey R. Blau, a member of the firm, is Chairman and Chief Executive Officer of the Company. Mr. Blau owns 131,751 shares of Common Stock of the Company and options to purchase 1,015,000 shares of Common Stock of the Company granted pursuant to certain of the Company's stock option plans. The Blau, Kramer, Wactlar & Lieberman, P.C. Profit Sharing Plan owns 3,614 shares of Common Stock of the Company.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule as of and for the years ended June 30, 1996 and 1995 incorporated by reference in this Prospectus, to the extent and for the periods indicated in their report, have been audited by KPMG Peat Marwick LLP, independent auditors, and are included herein in reliance of said firm as experts in accounting and auditing in giving said report.

   The consolidated statements of operations, stockholders' equity and cash flows and the related financial statement schedule for the year ended June 30, 1994 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesperson, or other person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been so authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

         TABLE OF CONTENTS

                                Page

Available Information             2

Incorporation of Certain
  Documents by Reference          2

The Company                       3

Selected Financial Data           5

Use of Proceeds                   6

Price Range of Common Stock       6

Dividend Policy                   7

Compensation/Stock Option
  Committee Report on
  Executive Compensation          7

Common Stock Performance          9

Selling Security Holders          9

Plan of Distribution             10

Legal Opinion                    10

Experts                          10

           AEROFLEX INCORPORATED



            275,000 Shares of
              Common Stock




               PROSPECTUS










            February ___, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution


     Securities and Exchange Commission
       Filing Fee. . . . . . . . . . . . . . . . .           $   365
     Legal and Accounting Fees . . . . . . . . . .             6,000
     Miscellaneous . . . . . . . . . . . . . . . .             1,135
                                                             -------
       Total . . . . . . . . . . . . . . . . . . .           $ 7,500
                                                             =======

     The Company will pay all of these expenses.

Item 15.  Indemnification of Directors and Officers

     Under provisions of the By-Laws of the Company, each person who is or was a director or officer of the Company may be indemnified by the Company to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or if a criminal suit is settled, such a person may be indemnified under such law against both
(1) expenses (including attorneys' fees) and (2) judgements, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person may be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

     The Company and its officers and directors of the Company are covered by officers and directors liability insurance. The policy coverage is $20,000,000, which includes reimbursement for costs and fees. There is a maximum deductible under the policy of $500,000 for each claim. The Company has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 16.  Exhibits

     4.1 Form of Stock Option Agreement dated as of February 13, 1996 between the Company and each of the Selling Securityholders.
     5    Opinion of Blau, Kramer, Wactlar & Lieberman, P.C.
     23.1 Consent of KPMG Peat Marwick LLP
     23.2 Consent of Deloitte & Touche LLP
     24.2 Consent of Blau, Kramer, Wactlar & Lieberman, P.C. (included in
          Exhibit 5 hereof)
     25   Powers of Attorney (included in the signature pages hereof)
----------

Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned Registrant hereby undertakes:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plainview, New York on the 13th day of February, 1997.

                                        Aeroflex Incorporated
                                        /s/ Harvey R. Blau
                                        ---------------------------
                                        By: Harvey R. Blau
                                        Chairman of the Board

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on February 13, 1997 by the following persons in the capacities indicated. Each person whose signature appears below also constitutes and appoints Harvey R. Blau and Michael Gorin, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Signature                                 Title
      ---------                                 -----

/s/ Harvey R. Blau
-------------------------              Chairman of the Board
Harvey R. Blau                         (Chief Executive Officer)

/s/ Michael Gorin
-------------------------              President and Director
Michael Gorin                          (Chief Financial Officer and Principal
                                       Accounting Officer)
/s/ Leonard Borow
-------------------------              Executive Vice President, Secretary
Leonard Borow                          and Director (Chief Operating Officer)


/s/ Robert Bradley
-------------------------              Director
Robert Bradley, Sr.

/s/ Milton Brenner
-------------------------              Director
Milton Brenner

/s/ Ernest E. Courchene, Jr.
-------------------------              Director
Ernest E. Courchene, Jr.

/s/ Donald S. Jones
-------------------------              Director
Donald S. Jones

/s/ Eugene Novikoff
--------------------------             Director
Eugene Novikoff

/s/ John S. Patton
--------------------------             Director
John S. Patton

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 ---------------

                                    EXHIBITS

                                       to

                                    Form S-3
                             Registration Statement


                                 ---------------

                              Aeroflex Incorporated
             (Exact name of registrant as specified in its charter)